Consent of Independent Accountants



We consent to the incorporation by reference in the registration statement of Colonial Realty Limited Partnership on Form S-3 related to the Shelf Registration dated December 11, 1997 (File No. 333-42049) of our report dated January 13, 1999, except for Note 13, as to which the date is February 10, 1999, on our audits of the consolidated financial statements and financial statement schedules of Colonial Realty Limited Partnership as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is included in this Form 10-K.



                                     /S/ PricewaterhouseCoopers LLP
                                         PricewaterhouseCoopers LLP

Birmingham, Alabama
March 30, 1999